                                                                    EXHIBIT 99.1







         ANSA LOGISTICS LIMITED
         REPORT AND ACCOUNTS
         FOR THE YEAR ENDED 31 DECEMBER 2001

         REGISTERED NO: 3715126

ANSA LOGISTICS LIMITED

                                                                                 Pages
Independent auditors' report                                                         1

Profit and loss account                                                              2

Balance sheet                                                                        3

Cash flow statement                                                              4 - 5

Notes to the financial statements                                               6 - 24

ANSA LOGISTICS LIMITED                                                  1

REPORT OF INDEPENDENT ACCOUNTANTS TO THE MEMBERS OF ANSA LOGISTICS LIMITED

To the Board of Directors and shareholder of Ansa Logistics Limited

We have audited the accompanying balance sheet of Ansa Logistics Limited as of 31 December 2001 and 2000, and the related profit and loss account and statement of cash flows for the years ended 31 December 2001 and 2000, and for the 10 months ended 31 December 1999, all expressed in pounds sterling and prepared on the basis set forth in Note 1 to the financial statements. As described in Note 29, these financial statements are the responsibility of the company's directors. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits both in accordance with Auditing Standards issued by the Auditing Practices Board and with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the company at 31 December 2001 and 2000, and the results of its operations and its cash flows for the year ended 31 December 2001, 2000 and the 10 months ended 31 December 1999, all expressed in pounds sterling and in conformity with accounting principles generally accepted in the United Kingdom.

Accounting principles generally accepted in the United Kingdom differ in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net income and shareholders' equity to the extent summarised in
Note 28 to the financial statements.


/s/ PRICEWATERHOUSECOOPERS
--------------------------

PRICEWATERHOUSECOOPERS
Chartered Accountants
Bristol
27 June 2002

ANSA LOGISTICS LIMITED                                                  2


PROFIT AND LOSS ACCOUNT
FOR THE YEAR ENDED 31 DECEMBER 2001


                                                          Notes     YEAR ENDED      Year ended       10 months
                                                                    31 DECEMBER     31 December         ended
                                                                        2001            2000        31 December
                                                                                                        1999
                                                                    (POUND)'000     (pound)'000     (pound)'000
TURNOVER - CONTINUING OPERATIONS                            2          67,943          69,722          53,669
Cost of sales                                                         (51,111)        (49,604)        (38,163)
                                                                     --------        --------        --------
GROSS PROFIT - CONTINUING OPERATIONS                                   16,832          20,118          15,506

Administrative expenses                                               (11,926)        (14,827)        (11,945)
                                                                     --------        --------        --------
OPERATING PROFIT - CONTINUING OPERATIONS                                4,906           5,291           3,561

Interest payable and similar charges                        5             (61)            (96)           (107)
Interest receivable and similar income                      6             221             102              73
                                                                     --------        --------        --------
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION               7           5,066           5,297           3,527
Tax on profit on ordinary activities                        8          (1,662)         (2,010)         (1,442)
                                                                     --------        --------        --------
PROFIT ON ORDINARY ACTIVITIES AFTER TAXATION                            3,404           3,287           2,085
Dividends                                                   9          (7,000)             --              --
                                                                     --------        --------        --------
(LOSS)/RETAINED PROFIT FOR THE FINANCIAL YEAR              19          (3,596)          3,287           2,085
                                                                     ========        ========        ========


The company has no recognised gains and losses other than the profit above and therefore no separate statement of total recognised gains and losses has been presented.

There is no difference between the profit on ordinary activities before taxation and the retained profit for the financial period, and their historical cost equivalents.

ANSA LOGISTICS LIMITED                                                  3


BALANCE SHEET
AT 31 DECEMBER 2001

                                                                  Notes       31 DECEMBER       31 December
                                                                                  2001              2000
                                                                              (POUND)'000       (pound)'000
TANGIBLE FIXED ASSETS                                              10              2,881             2,831
                                                                                --------          --------
CURRENT ASSETS
Stocks                                                             12                230               229
Debtors                                                            13             17,135            21,779
Cash at bank and in hand                                                           2,279               602
                                                                                --------          --------
                                                                                  19,644            22,610
CREDITORS: AMOUNTS FALLING DUE
WITHIN ONE YEAR                                                    14            (20,584)          (19,348)
                                                                                --------          --------

NET CURRENT (LIABILITIES)/ASSETS                                                    (940)            3,262
                                                                                --------          --------
TOTAL ASSETS LESS CURRENT LIABILITIES                                              1,941             6,093

CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN
ONE YEAR                                                           15                 --              (600)

PROVISIONS FOR LIABILITIES AND CHARGES                             16               (165)             (121)
                                                                                --------          --------
NET ASSETS                                                                         1,776             5,372
                                                                                ========          ========

CAPITAL AND RESERVES
Called up share capital ((pound)2) (2000:(pound)1)                 18                 --                --
Profit and loss account                                            19              1,776             5,372
                                                                                --------          --------

EQUITY SHAREHOLDERS' FUNDS                                         20              1,776             5,372
                                                                                ========          ========

The financial statements on pages 6 to 24 were approved by the board of directors on 27 June 2002 and were signed on its behalf by:





J MERRY
Director

ANSA LOGISTICS LIMITED                                                  4


CASH FLOW STATEMENT
FOR THE YEAR ENDED 31 DECEMBER 2001

                                                          YEAR ENDED      Year ended       10 months
                                                          31 DECEMBER     31 December         ended
                                                              2001            2000        31 December
                                                                                              1999
                                                          (POUND)'000     (pound)'000     (pound)'000
NET CASH INFLOW FROM CONTINUING OPERATING
ACTIVITIES
(reconciliation to operating profit on page 5)                11,400            6,881          1,984

RETURNS ON INVESTMENTS AND SERVICING OF
FINANCE
Interest received                                                221              102             73
Interest paid                                                    (61)             (96)          (107)
                                                            --------         --------       --------
                                                                 160                6            (34)
TAXATION
Taxation paid                                                 (2,320)          (1,873)          (364)

CAPITAL EXPENDITURE
Purchase of tangible fixed assets                               (595)            (146)        (5,901)
Sale of tangible fixed assets                                     32               49             --
                                                            --------         --------       --------
                                                                (563)             (97)        (5,901)

EQUITY DIVIDENDS PAID                                         (7,000)              --             --
                                                            --------         --------       --------

CASH FLOW BEFORE FINANCING                                     1,677            4,917         (4,315)

FINANCING
Issue of ordinary shares (1999:(pound)1)                          --               --             --
                                                            --------         --------       --------
INCREASE/(DECREASE) IN CASH IN THE PERIOD                      1,677            4,917         (4,315)
                                                            ========         ========       ========

ANSA LOGISTICS LIMITED                                                  5



RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM
OPERATING ACTIVITIES

                                                          YEAR ENDED      YEAR ENDED       10 months
                                                          31 DECEMBER     31 DECEMBER         ended
                                                              2001            2000        31 December
                                                                                              1999
                                                          (POUND)'000     (POUND)'000     (pound)'000
CONTINUING OPERATING ACTIVITIES

Operating profit                                               4,906            5,291          3,561
Depreciation on tangible fixed assets                            537            1,746          1,421
Profit on disposal of fixed assets                               (24)              --             --
(Increase)/decrease/(increase) in stocks                          (1)             168           (397)
(Increase)/decrease in debtors                                 4,644           (8,566)       (13,213)
Increase in creditors                                          1,294            8,549         10,184
Increase/ (decrease)/increase in provisions for                   44             (307)           428
liabilities and charges
                                                            --------         --------       --------
NET CASH INFLOW FROM CONTINUING OPERATING
ACTIVITIES                                                    11,400            6,881          1,984
                                                            ========         ========       ========

ANSA LOGISTICS LIMITED                                                  6


NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2001

1        ACCOUNTING POLICIES

These financial statements have been prepared under the historical cost convention and in accordance with applicable accounting standards. A summary of the more important accounting policies, which have been consistently applied are set out below.

NEW ACCOUNTING STANDARDS

The financial statements comply, to the extent detailed below, with the new Financial Reporting Standards issued by the UK Accounting Standards Board.

FRS 17 - RETIREMENT BENEFITS

This standard replaces these of actuarial values for assets in a pension scheme in favour of a market based approach. In order to cope with volatility inherent in this measurement basis, the standard requires that the profit and loss account shows the relatively stable ongoing service cost, interest cost and expected rate of return on assets. Fluctuations in market values are reflected in the statement of total gains and losses. In accordance with the transitional arrangements contained within FRS 17, disclosures in respect of the closing balance sheet only (without comparatives for the prior period) have been made.

FRS 18 - ACCOUNTING POLICIES

The company complies with this standard, which deals with the selection, application and disclosure of accounting policies in the financial statements. The adoption of this standard has not resulted in the change of any accounting policy.

TURNOVER

Turnover, which excludes value added tax and trade discounts, represents the value of services supplied. Turnover is recognised when services have been completed.

TANGIBLE FIXED ASSETS

Land and buildings are stated at cost. Other tangible fixed assets are stated at their purchase price, together with any incidental expenses of acquisition.

Depreciation is calculated so as to write off the cost of tangible fixed assets, less their estimated residual values, on a straight-line basis over the expected useful economic lives of the assets concerned. The principal lives used for this purpose are:

         Motor vehicles                     4 - 8 years
         Plant and machinery                5 years
         Leasehold land and buildings       shorter of lease term and useful economic life
         Computer equipment                 3 years

ANSA LOGISTICS LIMITED                                                  7


INVESTMENTS

Investments are stated at the lower of cost and net realisable value.

STOCKS AND WORK IN PROGRESS

Stocks and work in progress are stated at the lower of cost and net realisable value. In general, cost is determined on a first in first out basis. Net realisable value is the price at which stocks can be sold in the normal course of business. Provision is made where necessary for obsolete, slow moving and defective stocks.

DEFERRED TAXATION

Provision is made for deferred taxation, using the liability method, on all material timing differences to the extent that it is probable that a liability or asset will crystallise.

PENSION ARRANGEMENTS

The company operates a defined benefit scheme. The fund is valued every three years by a professionally qualified actuary, the rates of contribution being determined by the actuary. The cost of providing benefits under this scheme is charged to the profit and loss account so as to spread the cost of retirement benefits over the period during which the employer derives benefits from the employee's services.

The company provides no other post retirement benefits to its employees.

OPERATING LEASES

Costs in respect of operating leases are charged on a straight-line basis over the lease term.

2        TURNOVER

The whole of the turnover arises in the United Kingdom and relates to the transport of motor vehicles. Turnover consists of the amount of goods and services supplied during the year, net of value added tax.

3        DIRECTORS' EMOLUMENTS


                                                          YEAR ENDED      Year ended       10 months
                                                          31 DECEMBER     31 December         ended
                                                              2001            2000        31 December
                                                                                              1999
                                                          (POUND)'000     (pound)'000     (pound)'000

Aggregate emoluments                                               0               30             80
                                                                                                  --
                                                            ========         ========       ========

ANSA LOGISTICS LIMITED                                                  8

The directors are employed by AutoLogic Holdings plc and Axis International Inc (see note 27), and are remunerated by those companies in respect of their services for the respective groups. Their emoluments are dealt with in the accounts of AutoLogic Holdings plc and Axis International Inc.

4        EMPLOYEE INFORMATION

The average monthly number of persons (including executive directors) employed during the period was:

                                                          YEAR ENDED      Year ended       10 months
                                                          31 DECEMBER     31 December         ended
                                                              2001            2000        31 December
                                                                                              1999
                                                            NUMBER          Number           Number
Drivers                                                        225            250              265
Hourly paid                                                    217            266              298
Staff                                                           92             94              100
                                                             -----          -----            -----

                                                               534            610              663
                                                             =====          =====            =====


                                                          YEAR ENDED      Year ended       10 months
                                                          31 DECEMBER     31 December         ended
                                                              2001            2000        31 December
                                                                                              1999
                                                          (POUND)'000     (pound)'000     (pound)'000
STAFF COSTS
Wages and salaries                                            22,940           25,986         19,296
Social security costs                                          2,087            2,441          1,823
Other pension costs (see note 17)                              1,900            2,108          1,403
                                                            --------         --------       --------

                                                              26,927           30,535         22,522
                                                            ========         ========       ========


5        INTEREST PAYABLE AND SIMILAR CHARGES


                                                          YEAR ENDED      Year ended       10 months
                                                          31 DECEMBER     31 December         ended
                                                              2001            2000        31 December
                                                                                              1999
                                                          (POUND)'000     (pound)'000     (pound)'000
Interest payable on bank loans and overdrafts                   13               65              83
Interest payable on loan from related undertakings              27               --               3
Other interest                                                  21               31              21
                                                             -----            -----           -----

                                                                61               96             107
                                                             =====            =====           =====

ANSA LOGISTICS LIMITED                                                  9


6        INTEREST RECEIVABLE AND SIMILAR INCOME


                                                          YEAR ENDED      Year ended       10 months
                                                          31 DECEMBER     31 December         ended
                                                              2001            2000        31 December
                                                                                              1999
                                                          (POUND)'000     (pound)'000     (pound)'000
Interest on loans to related undertakings                       --              102               62
Interest on bank deposits                                      221               --               11

                                                            ------           ------            -----

                                                               221              102               73
                                                            ======           ======            =====


7        PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION

                                                          YEAR ENDED      Year ended       10 months
                                                          31 DECEMBER     31 December         ended
                                                              2001            2000        31 December
                                                                                              1999
                                                          (POUND)'000     (pound)'000     (pound)'000
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION IS
STATED AFTER CHARGING:
Depreciation of tangible fixed assets                            537            1,746          1,421
Auditors' remuneration - for audit services                       16               16             30
                       - for non-audit services                   10               11             31
Hire of plant and machinery under operating leases             2,943            2,043            111
Hire of other assets under operating leases                    1,344            1,284            884

                                                            ========         ========       ========

8        TAX ON PROFIT ON ORDINARY ACTIVITIES

                                                          YEAR ENDED      Year ended       10 months
                                                          31 DECEMBER     31 December         ended
                                                              2001            2000        31 December
                                                                                              1999
                                                          (POUND)'000     (pound)'000     (pound)'000

UNITED KINGDOM CORPORATION TAX CHARGE AT 30%
(2000: 30%):
Current period                                                 1,662            2,010            1,442
                                                            ========         ========         ========

ANSA LOGISTICS LIMITED                                                  10



9        DIVIDENDS


                                                          YEAR ENDED      Year ended       10 months
                                                          31 DECEMBER     31 December         ended
                                                              2001            2000        31 December
                                                                                              1999
                                                          (POUND)'000     (pound)'000     (pound)'000

Equity - Ordinary
Paid: (pound)3.5m per (pound)1 share                           7,000               --             --
                                                            ========         ========       ========

10       TANGIBLE FIXED ASSETS


                                    Land and        Plant &        Computer         Motor
                                    buildings      machinery      equipment       vehicles          Total
                                   (pound)'000    (pound)'000    (pound)'000    (pound)'000     (pound)'000
COST
At 1 January 2001                      2,774            425             51          2,713           5,963
Additions                                 --            101              1            493             595
Disposals                                 --             --             --           (134)           (134)

                                     -------        -------        -------        -------         -------

AT 31 DECEMBER 2001                    2,774            526             52          3,072           6,424
                                     =======        =======        =======        =======         =======

ACCUMULATED DEPRECIATION
At 1 January 2001                       (790)          (138)           (19)        (2,185)         (3,132)
Charge for year                          (70)           (91)           (17)          (359)           (537)
Disposals                                 --             --             --            126             126

                                     -------        -------        -------        -------         -------

AT 31 DECEMBER 2001                     (860)          (229)           (36)        (2,418)         (3,543)
                                     =======        =======        =======        =======         =======

NET BOOK VALUE
AT 31 DECEMBER 2001                    1,914            297             16            654           2,881
                                     =======        =======        =======        =======         =======

Net book value
At 31 December 2000                    1,984            287             32            528           2,831
                                     =======        =======        =======        =======         =======

ANSA LOGISTICS LIMITED                                                  11

The net book value of land and buildings comprises

                                                                                      2001             2000
                                                                                  (POUND)'000      (pound)'000
Freehold                                                                                425              425
Long Leasehold                                                                        1,186            1,203
Short leasehold                                                                         303              356
                                                                                     ------           ------

                                                                                      1,914            1,984
                                                                                     ======           ======


11       INVESTMENTS IN SUBSIDIARIES

Name of company     Description of shares held     % shareholding        Nature of business
--------------------------------------------------------------------------------------------
Corkdean Limited        Ordinary (pound)1                 100%           Non-trading company

The investment in Corkdean Limited is disclosed as a 100% subsidiary due to the substance of the agreement in place to acquire all of the shares of that company, through a series of share purchase options.

The results of Corkdean Limited have not been consolidated within the financial statements as in the directors' opinion, the results for the year and the net assets of the company are not material to Ansa Logistics Limited.

12       STOCKS

                                                                 2001             2000
                                                             (POUND)'000      (pound)'000
Parts, protective clothing and consumables                         113              88
Fuel and oil                                                       117             141

                                                                 -----           -----

                                                                   230             229
                                                                 =====           =====

ANSA LOGISTICS LIMITED                                                  12


13       DEBTORS

                                                                  2001            2000
                                                              (POUND)'000     (pound)'000
AMOUNTS FALLING DUE WITHIN ONE YEAR
Trade debtors                                                       119             224
Amounts owed by group undertakings                               11,807          15,676
Other debtors                                                     3,376           3,727
Prepayments and accrued income                                    1,833           2,152

                                                               --------        --------

                                                                 17,135          21,779
                                                               ========        ========

14       CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR


                                                                  2001            2000
                                                              (POUND)'000     (pound)'000
Trade creditors                                                   2,150           2,108
Amounts owed to group undertakings                                8,197           4,917
Other creditors                                                     619             672
Corporation tax                                                     557           1,216
Other taxation and social security payable                        1,515           1,375
Accruals and deferred income                                      7,546           9,060
                                                               --------        --------

                                                                 20,584          19,348
                                                               ========        ========

15       CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR


                                                                  2001            2000
                                                              (POUND)'000     (pound)'000

Other creditors                                                      --             600

                                                                  -----           -----

                                                                     --             600
                                                                  =====           =====

ANSA LOGISTICS LIMITED                                                  13


16       PROVISIONS FOR LIABILITIES AND CHARGES

                                                              TRANSPORTER    DILAPIDATION
                                                               PROVISION       PROVISION
                                                              (POUND)'000     (POUND)'000

AT 31 DECEMBER 2000                                                  46              75
                                                               --------        --------

Transfers (to)/from the profit and loss account                     (36)             80
                                                               --------        --------

AT 31 DECEMBER 2001                                                  10             155
                                                               ========        ========

The dilapidation provision relates to the estimated costs of restoring assets held under operating leases to a condition stipulated within the terms of the lease. The transporter provision relates to the estimated costs of repairing the vehicles upon return to the hirer.

In the year to 31 December 2000, (pound)202,000 was transferred to the Profit and Loss account and (pound)105,000 was utilised on the dilapidations provision. In the 10 months to 31 December 1999, (pound)428,000 was transferred from the Profit and Loss account to the dilapidations provision.

DEFERRED TAXATION

The potential deferred tax asset, none of which has been recognised in the financial statements, is as follows:

                                                                  2001            2000
                                                              (POUND)'000     (pound)'000
                                                                AMOUNTS         Amounts
                                                              UNPROVIDED      Unprovided
TAX EFFECTS OF TIMING DIFFERENCES BECAUSE OF:

Excess of tax allowances over depreciation                          314             397
Other short term timing differences                                 117              29
                                                               ========        --------

                                                                    431             426
                                                               ========        ========

17       PENSION COMMITMENTS

The company participates in a final salary pension scheme, the assets of which are held separately from those of the company in an independently administered fund. This scheme has been in operation since October 1999 and will be subject to a full actuarial valuation at October 2002. Total contributions payable for the year-ended 31 December 2001 amounted to (pound)1,900,000 (2000:
(pound)2,108,000). Contributions of (pound)106,000 (2000: (pound)53,000) were due to the scheme at 31 December 2001.

ANSA LOGISTICS LIMITED                                                  14

The valuation has been performed by the actuary, Barnett Waddingham, as at 31 December 2001 to take account of the requirements of FRS 17. Scheme assets are stated at their market value at 31 December 2001.

The financial assumptions used to calculate scheme liabilities under FRS 17 are:

       Valuation method                                        Projected unit
       Discount rate                                                5.8%
       Inflation rate                                               2.6%
       Increase to deferred benefits                                2.6%
       LPI increases to pensions in payment                         2.6%
       Salary increases                                             3.6%


The assets in the scheme and the expected rate of return were:

                                                                           LONG-TERM RATE OF        VALUE AT
                                                                          RETURN EXPECTED AT      31 DECEMBER
                                                                           31 DECEMBER 2001           2001
                                                                                                  (POUND)'000
Equities                                                                          7.8%                 5,639
Other                                                                             4.0%                    17
                                                                                 ----                -------
Total market value of assets                                                                           5,656
Present value of scheme liabilities                                                                   (7,416)
Deficit in the scheme                                                                                -------
                                                                                                      (1,760)
Related deferred tax assets                                                                              528
                                                                                                     -------

Net pension liability                                                                                 (1,232)
                                                                                                     =======

NET ASSETS
Net assets excluding pension deficit                                                                   1,776
Pension deficit                                                                                       (1,232)
                                                                                                     -------

Net assets including pension deficit                                                                     544
                                                                                                     =======

RESERVES
Profit and loss reserve excluding pension deficit                                                      1,776
Pension deficit                                                                                       (1,232)
                                                                                                     -------

Profit and loss reserve including pension deficit                                                        544
                                                                                                     =======

ANSA LOGISTICS LIMITED                                                  15


18       CALLED-UP SHARE CAPITAL

                                                                  2001            2000
                                                                (POUND)         (pound)
AUTHORISED
100 Ordinary shares of (pound)1 each                                100             100
                                                               --------        --------

                                                                    100             100
                                                               ========        ========
ISSUED, ALLOTTED & FULLY PAID UP
2 Ordinary shares of (pound)1                                         2               1
                                                               --------        --------

                                                                      2               1
                                                               ========        ========

During the year, one (pound)1 ordinary share was issued for cash consideration of (pound)1.

19       RESERVES

                                                                           PROFIT AND
                                                                          LOSS ACCOUNT
                                                                           (POUND)'000
At 31 December 2000                                                            5,372

Loss for the year                                                             (3,596)
                                                                             -------

At 31 December 2001                                                            1,776
                                                                             =======

20       RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                                                                  2001            2000
                                                              (POUND)'000     (pound)'000
Opening shareholders' funds                                       5,372           2,085
Issue of share capital ((pound)1) (2000:(pound)nil)                  --              --
(Loss) / profit for the year                                     (3,596)          3,287
                                                               --------        --------

Closing shareholders' funds                                       1,776           5,372
                                                               ========        ========

ANSA LOGISTICS LIMITED                                                  16


21       RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET FUNDS

                                                                                                (POUND)'000
Net debt at 1 January 2001                                                                             602

Increase in cash in the period                                                                       1,677

                                                                                                   -------

Net funds at 31 December 2001                                                                        2,279
                                                                                                   =======


22       ANALYSIS OF NET FUNDS/(DEBT)

                                                           At                CASH             AT
                                                      31 December            FLOW        31 DECEMBER
                                                          2000               2001            2001
                                                      (pound)'000        (POUND)'000     (POUND)'000
Cash at bank and in hand                                  602                1,677           2,279
                                                        -----               ------          ------

 TOTAL                                                    602                1,677           2,279
                                                        =====               ======          ======


23       CONTINGENT LIABILITIES

The company has given an unlimited multilateral cross company guarantee to its bankers in respect of Autocar Logistics Limited. Autocar Logistics Limited is owned by the same shareholders as Ansa Logistics Limited.

The company is a participant in a banking arrangement under which all surplus cash balances are held as collateral for bank facilities advanced to Autocar Logistics Limited. In addition the company has issued an unlimited guarantee to the bank to support these facilities.

ANSA LOGISTICS LIMITED                                                  17


24       FINANCIAL COMMITMENTS

At 31 December 2001 the company has annual commitments under non-cancellable operating leases expiring as follows:

                                                                        MOTOR                          Motor
                                                      LAND AND      VEHICLES AND      Land and     Vehicles and
                                                     BUILDINGS        TRAILERS       Buildings        Trailers
                                                         2001           2001            2000            2000
                                                    (POUND)'000     (POUND)'000     (pound)'000     (pound)'000
Expiring within one year                                   --              83              --              79
Expiring between two to five years                        899           1,404             899           1,400
Expiring after five years                                  84           1,353              84             737
                                                      -------         -------         -------         -------

                                                          983           2,840             983           2,216
                                                      =======         =======         =======         =======

25       CAPITAL AND OTHER COMMITMENTS

Capital expenditure that has been contracted for but has not been provided for in the financial statements is (pound)1.3m.

26     RELATED PARTY TRANSACTIONS

(a) The company contracts with Autocar Logistics Limited, a subsidiary undertaking of AutoLogic Holdings plc. The company made sales of (pound)774,003,000 (ex vat) to Autocar Logistics Limited and made purchases of (pound)1,154,000 (ex vat) during the period. All of these transactions were at arms length and in the ordinary course of business. A net amount of (pound)6,036,000 was owing from Autocar Logistics Limited at the balance sheet date.

(b) The company contracts with AutoLink Limited, a joint venture undertaking of AutoLogic Holdings plc and STVA. The company made purchases of (pound)39,000 (ex vat) from Autolink Limited and made sales of (pound)395,000 (ex vat) during the period. All of these transactions were at arms length and in the ordinary course of business. A net amount of (pound)125,000 was owing from Autolink Limited at the balance sheet date.

(c) The company contracts with Walon Limited, a subsidiary of AutoLogic Holdings plc. The company made purchases of (pound)2,626,000 (ex vat) and sales of (pound)308,000 to Walon Limited. All of these transactions were at arms length and in the ordinary course of business. A net amount of (pound)1,115,000 was owing to Walon Limited at the balance sheet date.

(d) The company contracts with Autotrax Limited, a subsidiary of AutoLogic Holdings plc. The company made purchases of (pound)283,000 (ex vat) during the period. All of these transactions were at arms length and in the ordinary course of business. A net amount of (pound)358,000 was owing to Autotrax Limited at the balance sheet date.

ANSA LOGISTICS LIMITED                                                  18


(e) The company contracts with Axial Logistics Limited. The company made purchases of (pound)1,304,000 (ex vat) during the period. All of these transactions were at arms length and in the ordinary course of business. A net amount of (pound)1,185,000 was owing to Autotrax Limited at the balance sheet date.

27       ULTIMATE AND IMMEDIATE PARENT COMPANIES

Previous to 1 October 2001, AutoLogic Holdings plc and Allied Holdings Inc. each held 50% of the share capital of the company. On 1 October 2001, AutoLogic plc entered into an agreement with Allied Holdings Inc. to acquire its shareholding in the company. Under UK GAAP the company became a subsidiary of AutoLogic Holdings plc with effect from 1 October 2001 as control over the company had effectively passed to AutoLogic Holdings plc from that date.

Under US GAAP, ownership did not pass to AutoLogic Holding plc until 10 December 2001, the date of legal completion, when shareholder approval was obtained by AutoLogic Holdings plc.

As a result of this transaction, the directors regard AutoLogic Holdings plc as the ultimate holding company.

ANSA LOGISTICS LIMITED                                                  19



28       SUMMARY OF DIFFERENCES BETWEEN UK GENERALLY ACCEPTED ACCOUNTING
PRINCIPLES AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES


The company's financial statements have been prepared in accordance with accounting principles generally accepted in the United Kingdom (UK GAAP), which differs in certain significant respects from those generally accepted in the United States (US GAAP). These differences are set out below.

(A)      REVENUE RECOGNITION AND DEFERRAL OF START-UP COSTS

         Staff Accounting Bulletin No. 101 (SAB 101) Revenue Recognition in Financial Statements provides the views of the staff of the Securities and Exchange Commission on recognition of revenue. SAB 101 requires certain up-front fees to be recognised as revenue over the expected period of the customer relationship to which they relate. Under SAB 101 deferred costs are also charged to expense proportionally and over the same period that the associated deferred revenue is recognised as revenue. The cumulative effect of the change in accounting principle in adopting SAB 101 has been recorded in 2000. Under UK GAAP, these up-front fees were recognised as revenue upon receipt in 1999; the associated costs were recognised as expense in 1999. Pro forma US GAAP net income for 1999 would not have changed had SAB 101 been applied then.

(B)      PENSIONS

         Under UK GAAP, the expected cost of providing retirement benefits are charged to the profit and loss account over the periods benefiting from the employees' services. Variations from expected cost are similarly spread. Under US GAAP, pension costs and liabilities are calculated in accordance with Statement of Financial Accounting Standards No. 87, "Employer's Accounting for Pensions " (SFAS 87) which requires the use of a prescribed actuarial method and a set of measurement principles.

(C)      DEFERRED TAXES

         Under UK GAAP the company provides for deferred tax in respect of the tax attributable to timing differences only to the extent that such timing differences are expected to reverse in the foreseeable future. US GAAP requires recognition of all deferred tax assets and liabilities for temporary differences using enacted tax rates in effect at year end in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). A valuation allowance is posted to the extent that it is more likely than not that all or part of the deferred tax assets will not be realised. Deferred tax has also been calculated in respect of the US GAAP adjustments.

(D)      CURRENT ASSETS AND LIABILITIES

         Current assets under UK GAAP include amounts that fall due after more than one year. Under US GAAP, such assets would be reclassified as non-current assets. Provisions for liabilities and charges under UK GAAP include amounts due within one year that would be reclassified to current liabilities under US GAAP. At 31 December 2001 and

ANSA LOGISTICS LIMITED                                                  20


         2000 the amounts of assets that would be classified as falling due more than one year were (pound)Nil and (pound)1,132,000 respectively. At 31 December 2001 and 2000 the amounts of liabilities that would be classified as falling due more than one year were also (pound)165,000 and (pound)1,253,000 respectively.

(E)      PURCHASE ACCOUNTING AND RECOGNITION OF INTANGIBLES

         On 10 December 2001, AutoLogic Holdings plc acquired from Allied Holdings Inc the 50% interest in Ansa Logistics Limited that it did not already own for total consideration of $20.56 million.

         Under UK GAAP, this transaction is not required to be reflected in the stand-alone accounts of the acquired company.

         Under US GAAP, this transaction has been accounted for as a step-acquisition using the purchase method of accounting in accordance with provisions of Statement of Financial Accounting Standard No. 141, "Business Combinations" ("SFAS 141"). The value of assets acquired and liabilities assumed have been based on a pro rata allocation of the fair values of the assets acquired and liabilities assumed at the date of acquisition and the historical financial statement carrying amounts and are required to be reflected in the company's stand-alone accounts. Goodwill, representing the excess of cost over the estimated fair value of net assets acquired, and identifiable intangibles assets, including customer contracts and customer relationships, were recorded at (pound)8,276,000 and (pound)9,551,000, respectively. Under US GAAP, goodwill arising on the acquisition is not being amortised, in accordance with the provisions of Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets". Identifiable intangible assets are being amortised over a period of between approximately two and four years. The results of operations and financial position pre- and post-acquisition are not comparable in certain respects due to significant differences between the cost bases of certain assets resulting from the acquisition.

The effect of the application of US GAAP to net income and shareholders' equity is set out in the tables below.

ANSA LOGISTICS LIMITED                                                  21


RECONCILIATION OF NET INCOME UNDER UK GAAP TO US GAAP

The reconciliation of net income for the year-ended 31 December 2001 has been separated into pre and post acquisition periods based on the effective date of acquisition under US GAAP. The pre-acquisition period is from 1 January 2001 to 10 December 2001 and the post acquisition period is from 11 December 2001 to 31 December 2001.

                                                                          YEAR ENDED               Year ended      10 months
                                                                          31 DECEMBER             31 December        ended
                                                                              2001                    2000        31 December
                                                                                                                     1999
                                                                     POST-            PRE-
                                                                  ACQUISITION     ACQUISITION
                                                                  (POUND)'000     (POUND)'000     (pound)'000     (pound)'000
Net income under UK GAAP                                                158           3,246           3,287           2,085

US GAAP adjustments:
  Up-front revenue recognition                                           --             609             647              --
  Deferred start-up costs                                                --            (609)           (647)             --
  Pensions - application of SFAS 87                                     (46)           (750)           (766)            (71)
  Deferred taxes - application of SFAS 109                                2              39             148             278
  Deferred tax on US GAAP adjustments                                   105             225             230              21
  Amortisation                                                         (305)             --              --              --
                                                                    -------         -------         -------         -------
  Income/ (loss) before cumulative effect of changes                    (86)          2,760           2,899           2,313
  Cumulative effect of change in accounting
   principle for up-front revenue                                        --              --          (2,426)
  Cumulative effect of change in accounting
  principle for deferred start-up costs                                  --              --           2,426
                                                                    -------         -------         -------         -------

Net income/ (loss) under US GAAP                                        (86)          2,760           2,899           2,313
                                                                    =======         =======         =======         =======

ANSA LOGISTICS LIMITED                                                  22


RECONCILIATION OF SHAREHOLDERS' EQUITY UNDER UK GAAP TO US GAAP

                                                              31 DECEMBER     31 December
                                                                  2001            2000
                                                              (POUND)'000     (pound)'000
Shareholders' equity under UK GAAP                                1,776           5,372
US GAAP adjustments:
  Deferred revenue                                                   --          (1,779)
  Deferred start up costs                                            --           1,779
  Pensions - application of SFAS 87                              (1,697)           (837)
  Deferred taxes                                                 (1,817)            677
  Goodwill                                                        8,276              --
  Intangibles                                                     9,246              --
                                                               --------        --------

                                                                 15,784           5,212
                                                               ========        ========


CASH FLOW INFORMATION

Under UK GAAP, the company complies with Financial Reporting Standard 1 (revised) "Cash Flow Statements" (FRS 1), the objective and principles of which are similar to those set out in Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows" (SFAS 95). The principal difference between the two standards is in respect of classification. Under UK GAAP, cash flows are presented separately for operating activities, returns on investments and servicing of finance, taxation, capital expenditure, financial investment, acquisition and disposals, equity dividends paid, management of liquid resources and financing. Under US GAAP, only three categories of cash flow activity are reported operating activities, investing activities and financing activities.

Under UK GAAP cash paid or received for interest and income taxes is presented separately from operating activities and dividends paid are presented separately from financing activities. Under US GAAP cash flows from operating activities are based on net income, which includes interest and income taxes. Under UK GAAP, cash is defined as cash in hand and deposits repayable on demand. The US GAAP cash flow statement reports changes in cash and cash equivalents, which includes short-term highly liquid investments with an original maturity of three months or less but excludes bank overdrafts.

The cash flow statement for the year-ended 31 December 2001 has been analysed between pre and post acquisition based on the effective date of acquisition under US GAAP. The pre-acquisition period is from 1 January 2001 to 10 December 2001 and the post acquisition period from 11 December 2001 to 31 December 2001.

Under US GAAP presentation the following amounts would have been reported:

ANSA LOGISTICS LIMITED                                                  23


US GAAP CASH FLOW STATEMENT

                                                                          YEAR ENDED               Year ended      10 months
                                                                          31 DECEMBER             31 December        ended
                                                                              2001                    2000        31 December
                                                                                                                     1999
                                                                     POST-            PRE-
                                                                  ACQUISITION     ACQUISITION
                                                                  (POUND)'000     (POUND)'000     (pound)'000     (pound)'000
Net cash provided by operating activities                               428           8,812           5,014           1,586

Net cash used in investment activities                                  (26)           (537)            (97)         (5,901)

Net cash provided by/ (used in) financing activities                     --          (7,000)         (4,370)          4,370
                                                                    -------         -------         -------         -------

Net increase in cash and cash equivalents                               402           1,275             547              55

Cash and cash equivalents at beginning of period                      1,877             602              55              --
                                                                    -------         -------         -------         -------

Cash and cash equivalents at end of period                            2,279           1,877             602              55
                                                                    =======         =======         =======         =======


29       UNITED KINGDOM COMPANY LAW REQUIREMENTS (UNAUDITED)

The directors are required by United Kingdom company law to prepare financial statements for each financial year that give a true and fair view of the state of affairs of the company as at the end of the financial year and of the profit or loss of the company for that period.

The directors confirm that suitable accounting policies have been use and applied consistently, and reasonable and prudent judgements and estimates have been made in the preparation of the financial statements for the year ended 31 December 2001. The directors also confirm the applicable accounting standards have been followed.

The directors are responsible for keeping proper accounting records, for safeguarding the assets of the company and of the group and hence for taking responsible steps for the prevention and detection of fraud and other irregularities.

30       RECENT US GAAP ACCOUNTING PRONOUNCEMENTS

SFAS 141 and SFAS 142

In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS 141 which supersedes APB Opinion No. 16, "Business Combinations." SFAS 141 requires that purchase method of accounting be used for business combinations initiated after 30 June 2001, and eliminates the pooling-of-interests method. In addition, SFAS 141 establishes specific criteria for the recognition of intangible assets separately from goodwill and requires unallocated negative goodwill to be written off immediately as an extraordinary gain. The provisions of this statement apply to all business combinations initiated after 30 June 2001, and applies to all business combinations accounted for using the purchase method for which the date of acquisition is 1 July 2001, or later.

ANSA LOGISTICS LIMITED                                                  24


30       RECENT US GAAP ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In June 2001, the FASB also issued SFAS 142, which is effective for fiscal years beginning after 15 December 2001. Certain provisions are also applicable to acquisitions initiated subsequent to 30 June 2001. SFAS 142 supersedes APB Opinion No. 17, "Intangible Assets," and requires, among other things, the discontinuance of amortisation related to goodwill and indefinite lived intangible assets. These assets will then be subject to an impairment test at least annually. In addition, the standard includes provisions upon adoption for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, and reclassification of certain intangibles out of previously reported goodwill.

We have applied SFAS 141 and 142 to the goodwill and intangible assets acquired in the acquisition on 10 December 2001. We will be required to measure goodwill for impairment as part of the transition provisions of SFAS 142. Goodwill will be subject to an annual impairment test and will not be amortized under SFAS
142. Any impairment resulting from these transition tests will be recorded and recognized as the cumulative effect of a change in accounting principle. The Company has not yet determined what effect these impairment tests will have on the Company's earnings and financial position.

SFAS 143

In August 2001, the FASB issued SFAS 143, "Accounting for Asset Retirement Obligations," which is effective for fiscal years beginning after 15 June 2002. SFAS 143 requires, among other things, that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are then capitalized as part of the carrying amount of the long-lived asset. We will adopt SFAS 143 no later than 1 January 2003. The Company has not yet determined what effect this standard will have on the Company's earnings and financial position.

SFAS 144

In August 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of Long Lived Assets," which is effective for fiscal years beginning after 15 December 2001. SFAS 144 supersedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and addresses financial accounting and reporting for the impairment or disposal of long-lived assets. We are required to adopt SFAS 144 from 1 January 2002. This accounting pronouncement is not expected to have a significant impact on our financial position or results of operations.

SFAS 145

In April 2002, the FASB issued SFAS 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections". SFAS 145 rescinds and amends certain previous standards related primarily to debt and leases. The provisions of SFAS 145 related to the rescission of SFAS 4 are effective for financial statements issued for fiscal years beginning after May 15, 2002 and will become effective for the Company on 1 January 2003. The provisions of SFAS 145 related to the rescission of SFAS 13 are effective for transactions occurring after May 15, 2002. All other provisions of SFAS 145 are effective for financial statements issued on or after May 15, 2002. This accounting pronouncement is not expected to have a significant impact on our financial position or results of operations.